Exhibit 21.1

LIST OF SUBSIDIARIES
Subsidiary Name		State of Incorporation
BCG Land, LLC		Kentucky
Bella Terra, LLC		Alabama
Bluebird, Ltd Co		Kentucky
Bluegrass Land & Minerals, LLC		Kentucky
Cerulean at the Bluebird, LLC		Kentucky
Collier Beach, LLC		South Carolina
Consolidated Timberland, LLC		Georgia
Cumberland Woodlands, LLC		Kentucky
Esther's Wellhouse, LLC		Kentucky
Imperial Plan, Inc.		Texas
Mama Devechio's Pizzeria, LLC		Kentucky
Midland Superblock Partners, LLC		Texas
Red River Gorge Properties, LLC		Kentucky
Stanford Wilderness Road, LLC		Kentucky
The Inn at Wilderness Road, LLC		Kentucky
Universal Guaranty Life Insurance Company		Ohio
	Franklin Forest, LLC		Tennessee